UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 28, 2017

GWG Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36615	26-2222607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Sixth Street, Suite 1200, Minneapolis, MN	55402
(Address of principal executive offices)	(Zip Code)

(612) 746-1944

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 28, 2017, GWG Holdings, Inc. entered into a new employment agreement with William Acheson to serve as the company’s Chief Financial Officer and Executive Vice President. The agreement has a three-year term that includes successive one-year renewal terms unless either party provides notice of non-renewal at least 60 days prior to the expiration of the then-current term.

The agreement provides Mr. Acheson with an annual base salary of $320,000 (retroactive to April 1, 2017), subject to annual review and increase (but not decrease), the right to participate in the company’s incentive compensation plan, and the right to participate in those employee benefits made available to the company’s other management-level employees. The incentive compensation plan is a discretionary incentive program allowing participating employees the opportunity to earn cash bonuses or options to purchase common stock based upon the performance of the employee and the company.

The agreement also entitles Mr. Acheson to receive an initial grant of ten-year options to purchase up to 150,000 shares of the company’s common stock at the per-share price of $10.20. One-half of the option grant (75,000 shares) will vest ratably in annual installments over a three-year period, and the other one-half of the option grant will vest, if at all, in annual calendar-year increments (beginning at December 31, 2017) of 25,000 shares, subject, however, to the satisfaction of certain performance-based criteria generally described in the agreement. The time-based and performance-based option grants are memorialized in two separate stock option agreements entered into on June 29, 2017. The option grant was made under and subject to the terms of the company’s 2013 Stock Incentive Plan.

The company may terminate Mr. Acheson’s employment, without cause, upon notice to him. In such an event, the company will be obligated to pay Mr. Acheson a lump-sum severance payment in an amount equal to his then-current annual base salary, and a cash bonus under the incentive compensation plan that is prorated based on the number of days Mr. Acheson was employed during the related payment period under the plan. The company may also terminate Mr. Acheson’s employment for reasons constituting cause, as defined in the agreement. In the event of a termination for cause, Mr. Acheson will be entitled to no severance or prorated cash bonus payments.

The agreement entitles Mr. Acheson to voluntarily resign his employment upon having given at least 30 days prior written notice to the company, and to voluntarily resign his employment upon “good reason,” as defined in the agreement. In the event of a resignation for good reason, Mr. Acheson will be entitled to the same severance and prorated cash bonus payments as in a case of a company termination of his employment without cause.

The agreement contains customary provisions obligating Mr. Acheson to maintain the confidentiality of the company’s proprietary information both during and after his employment with the company, and provisions obligations obligating Mr. Acheson to refrain from soliciting any employee of the company for a period of 24 months after the termination of his employment, and to refrain from soliciting certain clients and financing relationships of the company for a period of 12 months after the termination of his employment.

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In the event of a change of control, as defined in the agreement, the stock options granted to Mr. Acheson in connection with the agreement (and not earlier expired or forfeited due to non-vesting) will fully vest, and Mr. Acheson will be entitled to voluntarily resign his employment for “good reason” under the agreement.

The foregoing summaries of the employment agreement and stock option agreement are qualified in all respects by the employment agreement and stock option agreements themselves, copies of which are respectively being filed herewith as Exhibit 10.1 and 10.2 and incorporated herein by this reference.

Item 1.02	Termination of a Material Definitive Agreement.

By virtue of entering into the employment agreement with Mr. Acheson described in Item 1.01 above, the company’s earlier employment agreement with Mr. Acheson, dated as of May 30, 2014, was terminated.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosures made in Item 1.01 are incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement with William Acheson, dated June 28, 2017 (filed herewith)
10.2	Stock Option Agreement with William Acheson, dated June 29, 2017 (filed herewith)
10.3	Stock Option Agreement with William Acheson, dated June 29, 2017 (performance based) (filed herewith)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GWG Holdings, Inc.

Date: June 30, 2017	By:	/s/ William Acheson
William Acheson
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement with William Acheson, dated June 28, 2017
10.2	Stock Option Agreement with William Acheson, dated June 29, 2017
10.3	Stock Option Agreement with William Acheson, dated June 29, 2017 (performance based)

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